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                                                                    Exhibit 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         We consent to the inclusion in Amendment No. 5 to the Registration Statement on Form SB-2 (No. 333-71752) of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 15, 2002, on the consolidated financial statements of Grand Enterprises, Inc. and Subsidiary (a development stage company) as of December 31, 2001, and for the year ended December 31, 2001 and for the periods from April 6, 2000 (date of inception) to December 31, 2000 and 2001. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus of this Registration Statement.



                                        J.H. COHN LLP



Roseland, New Jersey
July 26, 2002